SCHEDULE A

Kansas  Public Employees Retirement System
Capitol Tower . Suite 2OO . 400 S.W. Eighth Ave. Topeka,
Kansas 66603-3925 . Phone (913) 296-6666
KPERS Telephone Facsimile (913) 296-2422
Call Toll Free 1-800-228-0366

August 7,1996
INVESTMENT ADVISORY AGREEMENT
Pacholder Associates, Inc.		Portfolio Advisors, Inc.
Towers of Kenwood			760 Hopmeadow Street
8044 Montgomery Road,Ste 382		Post Office Box 689
Cincinnati, Ohio 45236			Simsbury, Connecticut
							06070-0689


Gentlemen:
	This confirms our agreement, effective August 7, 1996, pursuant to which the Kansas Public Employees Retirement System, an instrumentality of the State of Kansas
("Client"), will retain Pacholder Associates, Inc., an Ohio Corporation, and Portfolio Advisors, Inc., a Delaware Corporation (collectively "Advisors"), to provide an investment advisory service.
1. Retention. On the terms and conditions hereinafter set forth, Client hereby retains Advisors to act as investment advisors for any assets held in Client's account with Advisors and all additions, earnings, proceeds and substitutions credited thereto and not withdrawn (collectively, such assets are hereinafter referred to as "the Portfolio"). These assets exclude all investments in limited partnerships, with the exceptions of Northrac Partners, L.P., Research Capital Management Group I and II, Forbes Industrial Park, L.P., Fountain C.B.O. Partners,
L.P., CommTech Technology Partners IV, CommTech
International Partners, and CTP-lV Annex Partners. Each Advisor hereby accepts such appointment and agrees to provide such services on the terms and conditions hereinafter set forth.
2. Authority. It is agreed by the parties that all substantive actions involving an investment in the portfolio including, without limitation, follow-on or add-on investments, sales, restructuring, U.C.C. filings or releases, exchange, and proxy voting must be approved in writing by an authorized representative of the Client and each Advisor (the "Three Party Approval Process"). Advisors' actions in managing the portfolio shall be governed, where applicable, by the guidelines contained in Client's current Statement of Investment Policy, Objectives and Guidelines which by this reference is incorporated herein and made a part hereof. Advisors are authorized to issue instructions to Client's Custodian and other parties relating to the Portfolio and to execute any documents which they deem appropriate in the management of the Portfolio. Advisors are authorized to retain attorneys, accountants, consultants, brokers, dealers and other persons ("Professionals") as they deem appropriate in the management of the Portfolio;
provided, however, that Advisor receives prior written approval from Client for the terms of such retention, including the specific professionals involved in the project, the nature and extent of services to be provided and the compensation arrangements. In addition, at any time and from time to time, Client may direct Advisors to purchase or sell specific assets in the Portfolio. The Advisors are authorized to meet with officers and representatives of the companies in which the Portfolio holds investments and to accept appointment to the board of directors (or other governing body) of such companies, it being Client's intention that the Advisors will actively manage the assets in the Portfolio.
3. Brokerage Services. Advisors may place orders for the execution of transactions with or through such brokers, dealers, banks or other agents as Advisors may select and, complying with Section 28(e) of the Securities Exchange Act of 1934, may pay a commission on transactions in excess of the amount of commission another broker or dealer would have charged. However, in all cases, Advisors will make a reasonable attempt to execute each transaction at the best available price and execution in consideration of services made available for the benefit of the Client.
4.  Representations.
	By Advisors. Each Advisor represents that it has complied with all requirements under state and federal laws to enable it to undertake the responsibilities described in this Agreement. Advisors will furnish, at Client's request, true copies of all governing documents.
	By Client. Client represents and warrants that the employment of Advisors pursuant to this Agreement is authorized, that the terms hereof do not violate any instrument or obligation by which Client is bound, that this Agreement has been duly authorized by appropriate action, and that when executed and delivered this Agreement will be binding upon Client in accordance with its terms.
5. Transaction Procedures. All transactions will be consummated by payment to, or delivery to, Client or such other party as Client may designate in writing (the "Custodian"). of all cash and/or securities due to or from the Portfolio. Advisors will not act as Custodian for the Portfolio, but will issue such instructions to Client and/or the Custodian as may be appropriate in connection with the settlement of transactions initiated by Advisors pursuant to
Section 1 hereof. Instructions of Advisors to Client and/or the Custodian shall be made in writing sent by first-class mail, or, at the option of Advisors, orally and confirmed in writing as soon as practical thereafter, and Advisors will instruct all brokers, dealers and issuers executing orders on behalf of the Portfolio to forward to Client and/or the Custodian copies of all confirmations. Advisors will not be responsible for any loss incurred by reason of any act or omission of any broker, dealer or issuer or the Custodian; provided, however, that Advisors will make reasonable efforts to require that brokers, dealers and issuers selected by Advisors perform their obligations with respect to the Portfolio. In addition, Client will be responsible for brokerage commissions, taxes and any other normal and customary transaction related fees.
6. Reports. Advisors shall provide to Client at least monthly a written inventory of the Portfolio, based on information provided to Advisors by the Custodian, and a summary of all transactions in the portfolio, and shall provide such other reports and data and shall attend such meetings as Client reasonably may request. Advisors shall provide Client with timely notice of changes in professional staff involved in the management of the Portfolio. In the event of the resignation or other departure of a professional staff member, Advisors shall provide Client with a proposed reassignment of staff portfolio responsibilities. Client will provide, or instruct the Custodian to provide, Advisors with such information concerning security transactions and the status of the Portfolio as Advisors reasonably may request.
7. Inside Information. Advisors will have no obligation to seek or obtain any material non-public ("inside") information about any issuer of securities, or to purchase or sell, or to recommend for purchase or sale, for the Portfolio, the securities of any issuer on the basis of any such information as may come into its possession.
8. Fees. Client shall pay each Advisor a monthly fee of $56.000.00. Client shall pay such fee to each Advisor monthly in arrears by the fifth tenth business day after the receipt of an invoice from the Advisor. The parties understand and agree that the fees provided in this paragraph are subject to appropriation limits as enacted by the Kansas legislature.
9. Out-of-Pocket Expenses. Client shall have no obligation to reimburse Advisors for expenses incurred in connection with this Agreement other than the fees and expenses of Professionals and Litigation Counsel retained by Advisors pursuant to Sections 2 and 18 of this Agreement. Upon receipt of a detailed invoice from Advisors, Client shall reimburse Advisors promptly for such fees and expenses which have received prior approval and have been paid by Advisors or shall pay directly to such Professionals or Litigation Counsel such fees and expenses which have not been paid by Advisors.
10. Conflicts of Interest. Neither the Advisors nor any of its affiliates shall acquire any direct or indirect interest in or receive any compensation from any of the entities whose nonpublicly traded securities are held in the Portfolio. In addition, each Advisor has agreed that it will provide Client with written disclosure of contacts it may have or have had with the companies represented in the Portfolio or with other parties affiliated with or involved with such issuers, as and to the extent that the officers of the Advisors who are directly involved with managing the Portfolio become aware of such contacts.
11. Liability of Advisor. Advisors acknowledge that they act in a Fiduciary capacity toward the Client in performing their duties under this Agreement. Neither Advisor shall be subject to liability for any act, omission, or mistake of judgment in connection with providing the investment advisory services described in this Agreement unless such act, omission, or mistake of judgment is the result of Advisor's failure to act with the judgment, care, skill, prudence and diligence under the circumstances then prevailing which persons of prudence, discretion and intelligence acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of like character and with like aims (the "Prudent Expert Standard"). An Advisor will be deemed to have acted in accordance with the Prudent Expert Standard if, in acting or omitting to act, it is following specific written instructions from the Client. The duties and obligations of each Advisor hereunder are several and not joint, and neither Advisor shall have any responsibility for or be subject to liability as the result of any act or omission of the other Advisor. Each Advisor also will obtain such insurance and fidelity coverage as may be required by Kansas law or as Client reasonably may designate.

12. Nonexclusivity of Services. Except as expressly provided in Section 10 hereof, nothing in this Agreement shall be construed to prohibit or restrict either or both the Advisors and their affiliates from engaging in other business activities related to other investments or from providing to others or for their own account services of the type contemplated under this Agreement.
13. Amendments. This Agreement may be amended only by written agreement executed by Client and both Advisors.
14. Severability. If any one or more of the provisions of this Agreement shall be illegal or unenforceable in any respect, all other provisions shall continue in full force and effect, and the parties hereto shall endeavor in good faith negotiations to replace the illegal or unenforceable provisions with enforceable provisions the economic effect of which comes as close as possible to that of the illegal or unenforceable provisions.
15. Term and Assignment. This Agreement shall run from August 7, 1996 through June 30, 1997. This Agreement may be terminated by any party to this Agreement by providing the other parties written notice of the termination, which shall become effective 30 days after such notification is received. On July 1 each year, provided there has been no written notification of termination, the Agreement shall automatically be renewed for an additional one year term. Client guarantees Advisors that during the initial term of this agreement (that is, through June 30,1997) Client shall not provide notice of termination for the purpose of renegotiating fees. Neither Advisor shall assign this Agreement, in whole or in part, without the Client's prior written consent; any such assignment, whether voluntary, involuntary, or by operation of law, without Client's prior consent shall terminate this Agreement on the day before the date of such assignment. In the event that this Agreement shall be in effect for any period which is less than a calendar month, the monthly fee shall be prorated on the basis of the number of days the Agreement was effective for such period and shall be paid within ten business days of the effective date of the termination of this Agreement.
16. Valuation. From time to time Client may request that Advisors provide valuations of securities held in the Portfolio. In computing the market value of any security held in the Portfolio which is listed on a national securities exchange, such security shall be valued at the closing bid price on the valuation date on the principal exchange on which such security is traded subject to appropriate discounts applied in some instances to properly reflect value if not freely transferable. Any other security or asset shall be valued in a manner determined in good faith by Advisors to reflect its fair market value, and in the case of securities for which bid and asked quotes are available, the bid quote shall be used.
17. Notices. Unless otherwise specified herein, all notices and instructions with respect to transactions or any other matters contemplated by this Agreement shall be deemed duly given to a party to this Agreement when received in writing by that party, whether via telephone facsimile, United States mail or other form of delivery, at the address of its principal place of business or at such other address or addresses as shall be specified in writing. Advisors may rely upon any notice (written or oral) from any person whom Client has authorized to provide such notice. Client shall notify Advisors from time to time of the persons who are authorized to provide such notice.
18. Indemnification. The Advisors will indemnify and agree to hold harmless the Client from and against any loss, cost, claim, action, cause of action, liability or expense arising out of or relating to any (a) breach of Section 11 of this agreement, (b) bad faith, fraud, willful misconduct or gross negligence of Advisors or their agents or employees, (c) selfdealing with the assets of the Client, or (d) violation of any applicable law or regulation by Advisors or their agents and employees. Advisors shall not become obligated to indemnify the Client until such time as the Client's losses are either determined in a final judgment entered by a court or admitted in a settlement document to have resulted primarily from acts or omissions as set forth in subparts
(a) through (d) above.
The Client will indemnify and agree to hold harmless Advisors, any affiliate of either of them, their officers, directors, employees and controlling persons (each of the foregoing is an "Indemnified Person") from and against any loss, cost, claim, action, cause of action, liability and reasonable expense, joint or several (including all reasonable fees of counsel pursuant to contract; expenses in connection with the defense of any claim, action or proceeding; and reasonable compensation for any Indemnified Person's time and expenses while involved in discovery proceedings or testimony) caused by or arising out of an Indemnified Person's actions pursuant to the Agreement, except such losses, claims, damages, liabilities or expenses as are found in a final judgment of a court or admitted in a settlement document to have resulted primarily from acts or omissions of an Indemnified Person as set forth in (a) through (d) above.
An Indemnified Person shall promptly notify the Client of the assertion against said Indemnified Person or any other person of any claim, or the commencement of any action or proceeding, relating to transactions contemplated by this Agreement. Advisors are authorized to retain attorneys ("Litigation Counsel") to represent Advisors, either together or singly, or any Indemnified Person, in any litigation (other than any litigation brought against Advisors by Client) relating to Advisors' provision of services under the Agreement. All fees of the Litigation Counsel shall be paid as incurred within a reasonable time after receipt of a detailed invoice for such fees. Provided, however, that Advisor shall receive prior written approval from Client for the terms of such retention, including approval of specific attorneys involved and the compensation arrangements, which approval the Client shall not unreasonably withhold.
The parties understand and agree that the Client's expenditures for indemnification hereunder shall be subject to the appropriation limits imposed by the Kansas legislature as provided and set forth in L. 1996, ch. 191, sec.75, effective July 1,1996, and, in succeeding years in which this agreement may be in effect, to such appropriation limits as may be imposed by the Kansas legislature in the session laws of such years. The "total value of the assets being managed" discussed in L. 1996, ch. 191, sec.75 shall be defined as the cost basis of the assets held in KPERS' Direct Placement Portfolio as of June 30, 1991. The limit on expenditures for indemnification provided by this paragraph is deemed to be an annual limitation, not cumulative for the life of the portfolio.
This indemnification shall not be affected by any termination of the Agreement, may not be modified, amended or waived without the written consent of all parties hereto and shall be governed by and construed with the laws of the State of Kansas without regard to principles of conflicts of laws.
19. Professionals. Each investment advisor agrees to the following commitment of professional staff:

Pacholder Associates. Inc.:
	Name				Title
William J. Morgan	President/ Managing Director
James P. Shanahan, Jr.	Managing Director and
		   General Counsel
Thomas M. Barnhart II	Senior Vice President &
			   Associate General Counsel
Robert C. Amenta		Senior Vice President
Melissa L. Donovan	Operations Analyst
Portfolio Advisors. Inc.:
	Name				Title
Jonathan F. Murphy	Managing Director
Brian P. Murphy		Director
William J. Indelicato	Director
Jill A. Albrechta	Associate
New Hire		Associate
20.	Access to Records and Documents - Confidentiality and
Retention. Advisors shall maintain the strictest confidence regarding the business affairs of the Portfolio. All information furnished by Advisors to Client or Client to Advisors shall be treated by Advisors and Client as confidential and for the exclusive use and benefit of
Client, except:
A.	As disclosure may be required by applicable law;
B.	As disclosure may be required to perform the services
described in this Agreement; or
C.	Advisors may from time to time, in the normal course of
their business activities, request permission from the
Client to disclose certain information with respect to the Advisors' performance managing the Portfolio.
Notwithstanding the foregoing, all records and documents relating to the Portfolio shall be made available for inspection or audit by Client or by a qualified public accountant authorized in writing to act on Client's behalf, at Advisors' business offices at any time during normal business hours. Provided further that all records and documents relating to the Portfolio shall be retained by Advisors and, subsequent to the end of the contractual relationship, should Advisors or either of them wish to dispose of all or any part of such records and documents,
they shall first make them available to Client, who, in such event, shall have the right to claim such records and documents.
21.	Form DA-146a Incorporated.  The provisions found in the
Contractual Provisions Attachment (Form DA-146a, rev. 9/93), which is attached hereto, are hereby incorporated and made a part of this Agreement.
22.	Multiple Counterparts.   This agreement shall be
executed in three or more counterparts, any one of which
shall be an original without reference to the others.
23.	Integration.  The Agreement between the parties
consists of this document, the Contractual Provisions Attachment, and the Statement of Investment Policy,
Objectives and Guidelines, which together constitute the
entire agreement and supersede in their entirety all prior agreements between the parties relating to the subject matter hereof.
Very truly yours.
Kansas Public Employees Retirement System
(client)
By:	/s/Meredith Williams		Date:  August 9, 1996
	Meredith Williams
	Executive Secretary
	Date:
Pacholder Associates, Inc.
By:	/s/William J. Morgan		Date:  August 7, 1996
	William J. Morgan
	President / Managing Director


Portfolio Advisors, Inc.
By:	/s/Jonathan F. Murphy		Date:  August 5, 1996
	Jonathan F. Murphy
	Managing Director


CONTRACTUAL PROVISIONS ATTACHMENT
Important:      This form contains mandatory contract
provisions and must be attached to or incorporated in all copies of any contractual agreement. If it is attached to the vendor/contractor's standard contract form, then that form must be altered to contain the following provision; "The provisions found in Contractual Provisions Attachment (form DA-146a), which it attached hereto, are hereby incorporated in this contract and made a part hereof".
The parties agree that the following provisions are hereby incorporated into the contract to which it is attached and made a part thereof, said contract being the day of 1996.
1.  TERMS HEREIN CONTROLLING PROVISIONS
It is expressly agreed that the terms of each and every provision in this attachment shall prevail and control over the terms of any other conflicting provision in any other document relating to and a part of the contract in which this attachment is incorporated.
2.  AGREEMENT WITH KANSAS LAW
All contractual agreements shall be subject to, governed by, and construed according to the laws of the State of Kansas.
3.  TERMINATION DUE TO LACK OF FUNDING APPROPRIATION
If, in the judgment of the Director of Accounts and Reports, Department of Administration, sufficient funds are not appropriated to continue the function performed in this agreement and for the payment of the charges hereunder, State may terminate this agreement at the end of its current fiscal year. State agrees to give written notice of termination to contractor at least 30 days prior to the end of its current fiscal year, and shall give such notice for a greater period prior to the end of such fiscal year as may be provided in this contract, except that such notice shall not be required prior to 90 days before the end of such fiscal year. Contractor shall have the right, at the end of such fiscal year, to take possession of any equipment provided State under the contract. State will pay to the contractor all regular contractual payments incurred through the end of such fiscal year, plus contractual charges incidental to the return of any such equipment. Upon termination of the agreement by State, title to any such equipment shall revert to contractor at the end of State's current fiscal year. The termination of the contract pursuant to this paragraph shall not cause any penalty to be charged to the agency or the contractor.
4.  DISCLAIMER OF LIABILITY
	See Sec.  18 of the Investment Advisory Agreement.
5.  ANTI-DISCRIMINATION CLAUSE
The contractor agrees; (a) to comply with the Kansas Act Against Discrimination (K.S.A. 44-1001 et seq.) and the Kansas Age Discrimination in Employment Act (K.S.A. 44-1111 et seq.) and the applicable provisions of the Americans With Disabilities Act (42 U.S.C. 12101 fl seq.) (ADA) and to not discriminate against any person because of race, religion, color, sex, disability, national origin or ancestry, or age in the admission or access to, or treatment or employment in. its programs or activities; (0) to include in all solicitations or advertisements for employees. the phrase "equal opportunity employer"; (c) to comply with the reporting requirements set out at K.S.A. 44-1031 and K.S.A. 44-1116; (d) to include those provisions in every subcontract or purchase order so that they are binding upon such subcontractor or vendor; (e) that a failure to comply with the reporting requirements of (c) above or if the contractor is found guilty of any violation of such acts by the Kansas Human Rights Commission such violation shall constitute a breach of contract and the contract may be canceled, terminated or suspended, in whole or in part, by the contracting state agency or the Kansas Department of Administration; (f) if it is determined that the contractor has violated applicable provisions of the ADA, such violation shall constitute a breach of contract and the contract may be canceled, terminated or suspended, in whole or in part, by the contracting state agency or the Kansas Department of Administration.
Parties to this contract understand that the provisions of this paragraph number 5 (with the exception of those provisions relating to the ADA) are not applicable to a contractor who employs fewer than four employees during the term of such contract or whose contracts with the contracting state agency cumulatively total $5,000 or less during the fiscal year of such agency.
6.  ACCEPTANCE OF CONTRACT
This contract shall not be considered accepted, approved or otherwise effective until the statutorily required approvals and certifications have been given.
7.  ARBITRATION. DAMAGES. WARRANTIES
Notwithstanding any language to the contrary, no interpretation shall be allowed to find the State or any agency thereof has agreed to binding arbitration, or the payment of damages or penalties upon the occurrence of a contingency. Further, the State of Kansas shall not agree to pay attorney fees and late payment charges beyond those available under the Kansas Prompt Payment Act (K.S.A. 75-
6403), and no provision will be given effect which attempts to exclude, modify, disclaim or otherwise attempt to limit implied warranties of merchantability and fitness for a particular purpose.

8.  REPRESENTATIVE'S AUTHORITY TO CONTRACT
By signing this document, the representative of the contractor thereby represents that such person is duly authorized by the contractor to execute this document on behalf of the contractor and that the contractor agrees to be bound by the provisions thereof.
9.  RESPONSIBILITY FOR TAXES
The State of Kansas shall not be responsible for, nor indemnify a contractor for, any federal, state or local taxes which may be imposed or levied upon the subject matter of this contract.
10.  INSURANCE
The State of Kansas shall not be required to purchase, any insurance against loss or damage to any personal property to which this contract relates, nor shall this contract require the State to establish a "self-insurance" fund to protect against any such loss or damage. Subject to the provisions of the Kansas Tort Claims Act (K.S.A. 75-6101 et seq.), the vendor or lessor shall bear the risk of any loss or damage to any personal property in which vendor or lessor holds title.

11.  INFORMATION
No provisions of this contract shall be construed as limiting the Legislative Division of Post Audit from having access to information pursuant to K.S.A. 46-1101 et seq.